SEPARATION AGREEMENT

     This SEPARATION AGREEMENT (this "Agreement") is entered into as of the 1st day of March, 2000 between Eugene P. Grisanti ("Mr. Grisanti"), and International Flavors & Fragrances Inc., a New York corporation (the "Company").

                                   WITNESSETH:

     WHEREAS, Mr. Grisanti was employed by the Company as its President and Chief Executive Officer, and served as its Chairman of the Board of Directors (the "Board") pursuant to the terms and conditions of an agreement dated as of January 1, 1997 between the Company and Mr. Grisanti (the "Employment Agreement"); and

     WHEREAS, on December 14, 1999, Mr. Grisanti retired as Chairman, President and Chief Executive Officer, although he has remained employed by the Company; and

     WHEREAS, pursuant to a notice letter to Mr. Gisanti from the Company dated as of February 9, 2000, which was provided under the terms of the Employment Agreement, the Company has notified Mr. Grisanti that pursuant to Section 1 of the Employment Agreement, it has terminated the "executive period" as of February 15, 2000; and

     WHEREAS, Mr. Grisanti has agreed, pursuant to the terms of the Employment Agreement, to serve the Company in a consulting capacity for the period commencing on March 1, 2000 through February 28, 2010; and

     WHEREAS, Mr. Grisanti and the Company now desire to enter into an agreement concerning the separation of Mr. Grisanti from the Company as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Mr. Grisanti and the Company agree as follows;

     1. TERMINATION OF EMPLOYMENT RELATIONSHIP; RESIGNATION FROM DIRECTORSHIPS. The Parties hereto agree that Mr. Grisanti's employment with the Company, and with all entities controlled directly or indirectly by the Company (the "Company Group"), has terminated effective as of February 29, 2000. Mr. Grisanti further agrees that he hereby voluntarily resigns as a director and/or officer in each Company Group entity in which he has served as a director prior to the date of this Agreement; from the Company's Pension Committee and as a Trustee of the Company's Pension Plan; and from the Administrative Committee of the Company's Retirement Investment Fund Plan, all effective as of February 29, 2000. The Employment Agreement is hereby terminated and cancelled effective as of the effective date of this Agreement, with no compensation, benefits, damages, obligations or other payments owing to Mr. Grisanti thereunder (other than as specifically set forth in this Agreement).

     2. CONSIDERATION TO MR. GRISANTI. The Company shall make the following payments and provide the following additional benefits and consideration to Mr. Grisanti, subject to Section 5 hereof:

     (a) COMPENSATION CONTINUATION. Pursuant to Section 1 of the Employment Agreement, in full payment of his base salary for the period March 1, 2000 through and including February 28, 2001, Mr. Grisanti shall receive a lump sum payment of $947,200, which Mr. Grisanti acknowledges and agrees is equivalent to $975,000 payable over one year, discounted at the rate of 6% to reflect its payment in a lump sum.

     (b) BONUS. Mr. Grisanti shall receive the gross amount of $390,000 (representing 40% of Mr. Grisanti's 1999 base salary), which was accrued and payable under the Company's Management Incentive Compensation Plan (the "MICP") with respect to the year 1999, which shall be paid in one lump sum as previously directed by Mr. Grisanti under the terms of the MICP. No Bonus or other incentive compensation (whether under the MICP or otherwise) is or shall be awarded to Mr. Grisanti with respect to any period after 1999.

     (c) RESTRICTED SHARES. With respect to the 150,000 restricted shares of common stock of the Company, par value $.12 1/2, granted to Mr. Grisanti by the Company on January 1, 1997 pursuant to Section 5 of the Employment Agreement as to which, as of the date of termination of the Employment Agreement the restrictions had not terminated (it being specifically acknowledged and agreed by Mr. Grisanti that the "Restricted Period" with respect to the 50,000 share installment the restrictions on which were to have terminated on February 28, 2000 did not terminate) (the "Restricted Shares"), the restrictions contained in
Section 5 as to 50,000 of such 150,000 Restricted Shares shall be deemed to have lapsed, and promptly after execution and delivery of this Agreement and the Schedules attached hereto the Company shall deliver to Mr. Grisanti certificates representing such shares, such certificates to be without any legends or other restrictions that, subject to any limitation imposed by law on Mr. Grisanti's sale or other transfer of such shares, would preclude Mr. Grisanti's immediate sale or other transfer of such shares. The other 100,000 Restricted Shares shall be forfeited to, and reacquired by, the Company (and Mr. Grisanti shall take any action deemed necessary of appropriate by the Company to cause such shares to be transferred to and reacquired by the Company).

     (d) OPTIONS. The parties hereto agree and acknowledge that Mr. Grisanti has currently outstanding options (the "Options") to purchase a total of 422,100 shares of common stock of the Company pursuant to the terms and conditions of the Company's 1988 Employee Stock Option Plan, the Company's 1992 Employee Stock Option Plan, and the Company's 1997 Employee Stock Option Plan (such plans, the "Plans"), 288,767 of which are currently vested, and 133,333 of which remain unvested as of the execution of this Agreement. For purposes of the Option Plans, the Compensation Committee of the Board has determined to treat Mr. Grisanti as on an authorized "leave of absence" through December 31, 2001 under the applicable provisions of, and therefore to be deemed an employee of the Company through such date for purposes of, the Option Plans (but not for any other purposes, including for purposes of the Employment Contract, the IFF Pension Plan and any related supplemental plan and all other Company employee or retiree benefit plans or programs.) The parties hereto acknowledge that the effect of the foregoing shall be to permit Mr. Grisanti (subject to his compliance with the terms of this Agreement): (i) to become vested in the currently unvested Options to purchase 93,333 shares of common stock in accordance with their schedules (the Options as to the remaining 40,000 shares shall be immediately forfeited), and (ii) to exercise his vested Options until three months after the end of Mr. Grisanti's period of leave of absence(i.e., until March 31, 2002) at which time all remaining vested but then unexercised Options shall expire.

     (e) PENSION AND OTHER BENEFITS. Mr. Grisanti shall be entitled to the benefits that he has accrued through February 29, 2000 pursuant to the IFF Pension Plan (including all related supplemental plans), the IFF Retirement Income Fund Plan (and all related supplemental plans), the MICP (as to amounts earned with respect to 1999 and prior years and deferred), and the medical plan for retired employees. The Company shall continue dental coverage through February 28, 2010 for Mr. Grisanti and his eligible dependents to the same extent as benefits are provided to active employees of the Company.

     (f) AUTOMOBILES. Promptly after the execution and delivery of this Agreement, the Company shall transfer to Mr. Grisanti ownership of the 1989 Mercedes Benz 560 SL automobile currently provided to him by the Company (the "Company Car"). In addition, through December 31, 2000, Mr. Grisanti shall be entitled to the use of the Lincoln Town Car owned by the Company and to the services of John McGowan or, in his absence, another Company employee, as chauffeur. Although Mr. Grisanti shall be entitled to first preference during such period for use of such car and driver, Mr. Grisanti understands and acknowledges that such use shall not be exclusive.

     (g) INDEMNIFICATION; D&O INSURANCE. Notwithstanding his termination of employment with the Company, Mr. Grisanti (i) shall continue to be entitled to indemnification in accordance with the By-laws of the Company in effect at any time, and (ii) shall remain covered under the Company's Directors' and Officers' Insurance ("D&O Insurance") policy until December 31, 2007 with respect to acts occurring prior to February 16, 2000, to the extent that the Company maintains any D&O Insurance for any of its officers or directors generally until such date. Nothing in this Agreement shall require the Company to continue to maintain D&O Insurance with respect to any occurrences or any period.

     (h) DEATH BENEFIT. Notwithstanding his termination of employment with the Company, Mr. Grisanti's beneficiaries shall be entitled to receive the benefits established pursuant to the Supplemental Death Benefit Agreement between the Company and Mr. Grisanti dated as of October 24, 1999 and Schedule I thereto (the "Death Benefit Agreement"). The terms and conditions of the Death Benefit Agreement are hereby incorporated into this Agreement by reference.

     (i) ATTORNEY'S FEES. The Company agrees to pay directly to Joseph E. Bachelder, Esq., counsel to Mr. Grisanti, upon presentation to the Company of an invoice therefor, the sum of $50,000 in respect of his fees and out-of-pocket expenses in respect of his representation of Mr. Grisanti in connection with the negotiation and execution of this Agreement and all matters associated with Mr. Grisanti's retirement from the Company and the termination of the Employment Agreement. All other fees and disbursements of Mr. Bachelder, and all fees and disbursements of any other counsel or other advisor retained by Mr. Grisanti, whether in connection with his retirement, the termination of the Employment Agreement, or any other purpose (except as provided in subsection (g) of this Section 2 and in Section 7 of this Agreement), shall be Mr. Grisanti's sole responsibility.

     3. CONSULTING RELATIONSHIP.

     (a) GENERAL. Pursuant to the provisions of Section 2 of the Employment Agreement, Mr. Grisanti shall serve the Company Group for a period of ten (10) years, commencing March 1, 2000 and ending February 28, 2010 (the "Consulting Period"), in such consulting capacity as the Company may reasonably request, subject to Mr. Grisanti's own schedule and in no event more than thirty (30) days in any one (1) year, in order that the Company may continue to have the benefit of Mr. Grisanti's experience. The length of the Consulting Period shall not be affected by the disability of Mr. Grisanti during such period. During the Consulting Period, Mr. Grisanti shall be free to devote the greater part of his time to other pursuits. For his services as a consultant, the Company shall pay Mr. Grisanti a total annual fee, in equal monthly installments, in the gross amount of $150,000 (the "Consulting Fee"). Mr. Grisanti shall receive no other fee in connection with such consulting services, except as set forth herein. Notwithstanding the foregoing, the Consulting Period shall terminate in the event of Mr. Grisanti's death; the Consulting Fee shall terminate effective as of Mr. Grisanti's date of death; and none of his legal representatives, heirs, legatees or distributees shall have any right to any portion of such Consulting Fee with respect to any period after such date of death.

     (b) OFFICE; SECRETARY; FURNITURE. The Company shall lease for Mr. Grisanti an office at 1270 Avenue of the Americas, New York, NY and shall pay rent thereon not exceeding $5,007 per month (subject to adjustments in accordance with the lease that are applicable to tenants of the building generally), for the period May 1, 2000 through October 31, 2002 (the "Lease Period"). The Company shall also pay up to an aggregate $25,000 during the Lease Period for
(i) costs of necessary refurbishing of such office and (ii) ongoing expenses incurred by Mr. Grisanti in operating such office. In addition, secretarial support shall be provided to Mr. Grisanti during the Lease Period by a secretary selected by Mr. Grisanti and reasonably acceptable to the Company. Such secretary shall be a full-time employee of the Company for the duration of the Lease Period. To the extent that Mr. Grisanti elects to renew the lease on the office (or lease another office) and/or continue the services of such (or another) secretary after expiration of the Lease Period, all rent and other expenses of such office, and all salary, benefit and other costs in respect of such secretary, in either case incurred after the Lease period, shall be Mr. Grisanti's sole responsibility. In addition, the Company shall permit Mr. Grisanti to use for the Lease Period the furniture from his Company office, described on the list attached to this Agreement as Schedule II (the "Office Furniture"). At any time during, or at the expiration of, the Lease Period, Mr. Grisanti may elect to cause the Company to transfer to him title to the Office Furniture. In such event, Mr. Grisanti shall employ the services of a furniture appraiser acceptable to the Company at the Company's expense for purposes of valuing the Office Furniture. The Company shall also provide for use by Mr. Grisanti's secretary during the Lease Period suitable office furniture and equipment (including computer, copying and telecopying equipment). At the expiration of the Lease Period, Mr. Grisanti will return all such furniture and equipment to the Company.

     (c) NONCOMPETITION; NONSOLICITATION. During the Consulting Period, Mr. Grisanti agrees that he shall not engage directly or indirectly in any business which is competitive to that of the Company Group, but this shall not prevent Mr. Grisanti from owning a beneficial interest in less than five percent (5%) of the outstanding capital stock of any publicly owned competitive company. Additionally, during the Consulting Period, Mr. Grisanti agrees that he shall not solicit, induce, or attempt to influence any individual who is an employee of the Company Group to terminate his or her employment relationship with the Company Group, or to become employed by him or his affiliates or any person by which he is employed, or interfere in any other way with the employment, or other relationship, of the Company Group and any employee thereof. Mr. Grisanti also agrees that during the Consulting Period he shall not, in any way that interferes with the business of the Company or with the relationship between the Company and any such entity, solicit or canvass the trade, business or patronage of, or sell to or buy from, any persons or entities that are either (i) customers of or suppliers to the Company Group, or (ii) actual or prospective customers of or suppliers to the Company Group with respect to which a sales effort, presentation or proposal was made.

     4. ENTIRE CONSIDERATION. Mr. Grisanti understands and agrees that the payments and benefits provided for in this Agreement are in excess of those to which he otherwise would be entitled, and that they are being provided to him in consideration for his signing of this Agreement, which consideration he agrees is adequate and satisfactory to him.

     5. RELEASES. As a condition to Mr. Grisanti's entitlement to the compensation, payments and benefits provided for in Section 2 hereof, Mr. Grisanti shall have executed and delivered to the Company a release in the form attached hereto as Schedule III (the "Release"), and such Release shall have become irrevocable. If Mr. Grisanti exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio. The Company shall execute and deliver to Mr. Grisanti a release in the form attached hereto as Schedule IV (the "Company Release").

     6. NON-DISPARAGEMENT. Each of Mr. Grisanti and the Company agree that at no time will either Mr. Grisanti or any officer, director, employee or other representative of the Company in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party, including but not limited to suppliers, customers and competitors of the Company, to lower its perception about the integrity, public or private image, professional competence, or quality of products or service, of the other or, in the case of the Company, of any officer, director, employee or other representative of the Company. Notwithstanding the foregoing, nothing in this
Section 6 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction.

     7. COOPERATION AND ASSISTANCE. Mr. Grisanti acknowledges that he may have historical information or knowledge that may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings. Mr. Grisanti will cooperate with the Company in the defense or prosecution of any such claims that relate to events or occurrences that transpired during Mr. Grisanti's employment with the Company. Mr. Grisanti's cooperation in connection with such claims or actions shall include being reasonably available, subject to his other business and personal commitments, to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and with reasonable advance notice to Mr. Grisanti. The Company shall reimburse Mr. Grisanti for any out-of-pocket expenses, including the reasonable fees of Mr. Grisanti's personal attorney, which he incurs in connection with such cooperation.

     8. RETURN OF PROPERTY. Except as otherwise provided in this Section 8, Mr. Grisanti expressly agrees that, upon his execution of this Agreement, he will return to the Company all property of the Company Group including, but not limited to, any and all files, computers, computer equipment and software and diskettes, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company Group or their customers or operations. Mr. Grisanti affirms that he has not retained and will not retain copies of any such property or other materials. Notwithstanding the foregoing, Mr. Grisanti shall not be required to return the laptop computer, docking station, monitor, keyboard and accessories therefor that were in his Company office on December 14, 1999, his rolodexes, personal diaries and correspondence, or his philanthropic correspondence. In addition, Mr. Grisanti presently has in storage on the Company's premises at 521 West 56th Street, New York, New York approximately 180 file boxes containing personal papers, possessions and mementos included among Company correspondence covering a period of more than 30 years of his employment with the Company. The Company hereby agrees that Mr. Grisanti shall be able to remove his personal property and belongings therefrom and agrees not to dispose of such files boxes prior to January 1, 2001.

     9. NON-DISCLOSURE. Under Mr. Grisanti's Security Agreement with the Company, A copy of which is attached to this

Agreement as Schedule IV, and under applicable trade secret law, Mr. Grisanti is obliged to keep in confidence all trade secrets and proprietary and confidential information of the Company Group, whether patentable or not which he learned or of which he became aware or informed during his employment by the Company (except to the extent disclosure (i) is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information or (ii) necessary in carrying out his duties as a consultant pursuant to Section 3), and not to directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such information. Both under such Security Agreement and under applicable law, such obligations continue not only while Mr. Grisanti is employed by the Company, but after cessation of that employment. In amplification and not in limitation of the foregoing, Mr. Grisanti acknowledges that during his employment with the Company, he has or may have acquired proprietary and confidential knowledge and information of the Company Group, including, but not limited to, fragrance and flavor formulae, secret processes and products, qualities and grades of flavor and fragrance ingredients and raw materials, including but not limited to aroma chemicals, perfumery and flavor and fragrance compounding "know-how" and other technical data belonging to or relating to the Company Group, and the identity of customers and suppliers of the Company Group and the quantities of products ordered by or from and the prices paid by or to those customers and suppliers. In addition, Mr. Grisanti has also acquired similar confidential knowledge and information belonging to customers of the Company Group and provided to the Company Group in confidence under written and oral secrecy agreements. Mr. Grisanti agrees to abide by the terms and conditions of the Security Agreement and of this Section 9 both during the Consulting Period and thereafter. Anything to the contrary notwithstanding, this Section 9 shall not apply to any knowledge or information that has become generally known in the industry or by the public (other than through a breach of this Agreement by Mr. Grisanti).

     10. NO ADMISSION. Nothing in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Mr. Grisanti and the parties agree that neither this Agreement nor any of the terms or conditions contained herein may be used in any future dispute or proceeding except one to enforce the terms of this Agreement.

     11. TAX AND WITHHOLDING. Any Federal, State and/or local income, personal property, franchise, excise or other taxes owed by Mr. Grisanti as a result of the payments or benefits provided under the terms of this Agreement shall be the sole responsibility and obligation of Mr. Grisanti. The parties hereto agree and acknowledge that Company shall have the right to withhold from any payments made to Mr. Grisanti any and all amounts that are necessary to enable the Company to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and the Company shall report any such amounts that it determines are compensation income on a Form W-2, including, but not limited to the value of the Company Car, the Office Furniture (if title thereto is transferred to Mr. Grisanti), Mr. Grisanti's use of the Lincoln Town Car (provided, however, that not more than 50% of the salary and benefits of Mr. McGowan or any other Company chauffeur may be deemed by the Company as compensation income to Mr. Grisanti), and reimbursement of Mr. Grisanti's attorney's fees.

     12. NO ORAL MODIFICATION. This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

     13. RESOLUTION OF DISPUTES. Any disputes under or in connection with this Agreement shall, at the election of either party, be resolved by arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Each party shall bear its own costs, including but not limited to attorneys' fees, of the arbitration or of any litigation arising out of this Agreement. Pending the resolution of any arbitration or litigation, the Company shall continue payment of all amounts due Mr. Grisanti under this Agreement and all benefits to which Mr. Grisanti is entitled at the time the dispute arises.

     14. SEVERABILITY. In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

     15. GOVERNING LAW. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of New York and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

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

     16. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to Mr. Grisanti, his executors, administrators, heirs and legal representatives.

     17. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

     18. ACKNOWLEDGEMENT OF KNOWING AND VOLUNTARY RELEASE; REVOCATION RIGHT. Mr. Grisanti certifies that he has read the terms of this Agreement. The execution hereof by Mr. Grisanti shall indicate that this Agreement conforms to Mr. Grisanti's understandings and is acceptable to him as a final agreement. It is further understood and agreed that Mr. Grisanti has had the opportunity to consult with counsel of his choice, that he has in fact consulted with his own counsel with respect to this Agreement, and that he has been given a reasonable and sufficient period of time of no less than 21 days in which to consider and return this Agreement.

     WHEREFORE, intending to be legally bound, the parties have agreed to the aforesaid terms and indicate their agreement by signing below.

/s/ EUGENE P. GRISANTI                                        March 9, 2000
------------------------                                      ----------------
    Eugene P. Grisanti                                          Date

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By: /s/ STEPHEN A. BLOCK                                      March 9, 2000
-------------------------------                               ----------------
        Stephen A. Block                                        Date
        Senior Vice-President
        General Counsel
        and Secretary

                                   SCHEDULE I

                      SUPPLEMENTAL DEATH BENEFIT AGREEMENT

                                Agreement made as of this 24th day of October 1999 between INTERNATIONAL FLAVORS & FRAGRANCES INC. (herein called "Employer") and Eugene P. Grisanti, an employee of said Employer (herein called "Participant").

     WHEREAS, the Participant has delivered to the employer a signed written notice of his or her intent to retire pursuant to Section 4.01 of the Executive Death Benefit Plan effective July 1, 1990 of the Employer (herein called "the Plan"); and he(she) will qualify upon the indicated retirement date as a "Retired Participant" under the provisions of Section 2.12 of the Plan: OR WHEREAS, the Participant has reached his(her) 70th birthday and remains in active employment with the Employer pursuant to Section 4.01 of the Executive Death Benefit Plan effective July 1, 1990 of the Employer, and he(she) will qualify upon the indicated birth date as a "Senior Participant" under the provisions of Section 2.13 of the Plan.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements described below, the Employer, for itself and its successors and assigns, and the Participant, for himself or herself and for his or her heirs, executors or administrators and assigns, agree as follows:

     1) DEFINITIONS: All terms expressly defined in the Plan shall have the same meanings when used in this agreement. This agreement is subject to the provisions of the Plan.

     2) EFFECTIVE DATE: The Effective Date of this agreement shall be (a) the date that the Participant retires from the employ of Employer with eligibility to receive an immediate Early, Normal, or Deferred Pension, or upon attaining age 65, a Disability Pension from the Employer's qualified pension plan, or (b) the Participant's 70th birthday, whichever date shall first occur.

     3) EMPLOYER'S PROMISE TO PAY DEATH BENEFIT: Upon the death of the Participant on or after the Effective Date, the Employer hereby promises to pay to the Participant's Beneficiary(ies) designated in accordance with Section 4.03 of the Plan a death benefit in an amount calculated in the manner set forth in
Schedule I hereto. Such death benefit will be paid in the form of a lump sum, less any taxes required, in the Employer's opinion, to be withheld, within sixty
(60) days after the date of the Participant's death.

     4) ASSETS: The Employer shall not be required to fund, or otherwise reserve or set aside monies in respect of, the payment required to be made under paragraph 3 of this agreement. However, to the extent that the Employer does acquire or maintain any assets, including annuities or insurance policies, against the Employer's obligations under this agreement, such assets shall be considered part of the general assets of employer and not subject to any special claim by Participant or any Beneficiary(ies).

     5) CHANGE IN BENEFICIARY(IES): The Participant shall have the right to change, from time to time prior to his or her death, the Beneficiary(ies) of the death benefit provided in this agreement in accordance with Section 4.03 of the Plan.

     6) RESTRICTION ON ALIENATION: The rights and interests under this agreement of the Participant and his or her Beneficiary(ies) shall not be subject to assignment, alienation, anticipation, pledge, sale or transfer in any manner, nor be resorted to appropriated, or seized in any proceeding at law, in equity or otherwise. No Beneficiary shall have the power in any manner to transfer, encumber, assign, or alienate the right of such Beneficiary to receive any payment which may become payable hereunder, and any attempt to do so shall automatically terminate the rights and interests hereunder of the Beneficiary making such attempt.

     7) WAIVER OF CERTAIN BENEFITS: Participant hereby waives any death benefit to which or she or his or her heirs, executors, administrators or assigns might otherwise be entitled under the "Basic Insurance Plan" as defined in Section
2.02 of the Plan, in excess of Fifty Thousand dollars ($50,000.00) if and while he or she has the status of a Senior Participant under the Plan, provided, however, that the minimum combined death benefits payable under this agreement and the Basic Insurance Plan to the Beneficiary(ies) of a Senior Participant (if death occurs while he or she is in the status of Senior Participant) shall be One Hundred Thirty-Five Thousand Dollars ($135,000.00) and, to the extent that such combined benefits are less than such sum, then the Employer shall pay the difference as part of the death benefit under this agreement.

     8) DELEGATION OF DUTY: The Employer's obligations to pay death benefits under this agreement may be delegated, irrevocably or otherwise, to a third party who may be an insurance company.

     9) PLAN ADMINISTRATOR: The Plan Committee shall be responsible for the interpretation, control and administration of the Plan and this agreement as provided in Section 5.01 of the Plan.

     10) MISCELLANEOUS: Nothing contained in this agreement shall be construed as giving any Senior Particpant the right to be retained in the employment of the Employer or to limit the power of the Employer to assign such a Senior Participant to other duties or responsibilities or to terminate the Plan at any time.

     11) AMENDMENT: This agreement may be amended by a writing signed by the Employer and the Participant and attached hereto.

     12) SUCCESSORS: This agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, assigns, heirs and legal representatives.

     13) STATE LAW: This agreement shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have hereunto set their hands, effective as of the date first above written, intending to be legally bound hereby.

                                       INTERNATIONAL FLAVORS & FRAGRANCES INC.
[SEAL]
                                        By: /s/ JAMES P. HUETHER
                                           -------------------------------------
                                                Employer (Signature)

                                                TREASURER
                                           -------------------------------------
                                                Employer (Title)

                                        By: /s/ EUGENE P. GRISANTI
                                           -------------------------------------
                                                Participant Name (Type or Print)

                     INTERNATIONAL FLAVORS & FRAGRANCES INC.

                          EXECUTIVE DEATH BENEFIT PLAN

                                   SCHEDULE I

         SCHEDULE OF DEATH BENEFIT PAYABLE TO PARTICIPANT'S BENEFICIARY

A. BENEFIT PAYABLE TO PARTICIPANT'S BENEFICIARY: The death benefit to the Participant's Beneficiary(ies) under Paragraph 3 of this Supplemental Death Benefit Agreement in the event of the Participant's death shall be an amount determined in accordance with the following steps:

     1. For a Participant who, immediately prior to attaining the status of Retired Participant or Senior Participant (which ever shall first occur), was a Participant in the Employer's Management Incentive Compensation Plan, calculate a sum equal to two times the Participant's Annual Base Salary on the first day of the Plan Year immediately prior to his or her attaining such status of Retired Participant or Senior Participant (as the case may be) rounded to the next highest multiple of $1,000.00.

     2. For a Participant who, immediately prior to attaining the status of Retired Participant or Senior Participant (whichever shall first occur), was a Participant in the Employer's Special Executive Bonus Plan, calculate a sum equal to one times the Participant's Annual Base Salary on the first day of the Plan Year immediately prior to his or her attaining such status of Retired Participant or Senior Participant (as the case may be) rounded to the next highest multiple of $1,000.00

     3. Subtract from the result obtained in Step 1 or 2, whichever is applicable, (a) in the case of a Retired Participant $12,500.00 of noncontributory life insurance provided by the Employer under the Basic Insurance Plan, and (b) in the case of a Senior Participant $50,000.00 of noncontributory life insurance provided by the Employer under the Basic Insurance Plan if death shall occur while he or she is in Senior Participant status, and $12,500.00 of such under the Basic Insurance Plan if death shall occur after he or she attains the status of Retired Participant. The resultant difference shall be the death benefit under this agreement except as provided in step 4 below and as provided in paragraph 7 of the agreement.

     4. In the event of the death of a Retired Participant who did not have 20 or more years of employment with the Employer and any of its subsidiaries at the date of his or her retirement, reduce the sum derived by application of Steps 1 and 2 and 3 above at the rate of five percent (5%) for each year or fraction thereof that such years of employment were less than twenty (20), but not beyond a 50% reduction in such sum. No reduction shall be made under this step 4 in the benefit paid under the Basic Insurance Plan.

                                                                     SCHEDULE II
                                                                     -----------


Office Furniture


     Chinese screen

     Desk

     Desk chair

     Glass table

     4 Suede chairs

     Couch

     Curtains

                                                                    SCHEDULE III
                                                                    ------------

                                    RELEASE
                                    -------


     KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, Eugene P. Grisanti, of 118 Delafield Island Road, Darien, Connecticut 06820 (hereinafter referred to as "Employee"), for and in consideration of certain benefits heretofore paid or to be paid or provided to him by International Flavors & Fragrances Inc., a New York corporation with a place of business at 521 West 57th Street, New York, New York 10019 (hereinafter referred to as "IFF Inc."), as such benefits are set forth in a Separation Agreement dated As of March 1, 2000 ("Separation Agreement"), DOES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE TO RELEASE, WAIVE AND FOREVER DISCHARGE, except as otherwise provided in this Release, IFF Inc. and all of its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees and agents (hereinafter referred to as "Releasees") from all "Claims", as hereinafter defined, and Employee waives, releases and covenants not to sue Releasees or to file any lawsuit or any claim with any Federal, state or local administrative agency asserting or in respect of any of such Claims.

     As used in this Release, the term "Claims" means and includes all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, costs, losses and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which Employee now has, or claims to have, or which Employee at any earlier time had, or claimed to have had, or which Employee at any future time may have, or claim to have, against each or any of the Releasees as to any matters relating to or arising out of this employment and/or service on the Board of Directors of IFF Inc. or any subsidiary or affiliate thereof or the termination of such employment or Board of Directors service, and occurring or arising on or before the date this Release is executed by Employee. The Claims Employee is releasing under this Release include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, written or oral, and any Claims for wrongful discharge, fraud, misrepresentation, infliction of emotional distress, or any other tort, and any other Claims relating to or arising out of Employee's employment, compensation and benefits with IFF Inc. or the termination thereof, and any Claim for violation of any Federal, state or other governmental statute, regulation or ordinance including, but not limited to, the following, each as amended to date: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. (section section) 2000e et seq.; (2) Section 1981 of the Civil Rights Acts of 1866, 42 U.S.C. (section) 1981; (3) the Americans with Disabilities Act, 42 U.S.C. (section) 12101 et. seg. (4) the Age Discrimination in Employment Act, 29 U.S.C. (section section) 621-634; (5) the Equal Pay Act of 1963, 29 U.S.C. (section) 206; (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. (section section) 701 et seq.; (9) the Employee Retirement Income Security Act of 1974, 29 U.S.C. (section section) 1001 et seq.; and (10 any applicable New York or Connecticut law, statute, regulation, ordinance, or constitutional or public policy provisions. Anything in this Release to the contrary notwithstanding, it is agreed that the Employee does not waive his rights to coverage under any directors and officers insurance policy, for indemnification pursuant to IFF Inc.'s By-laws as in effect on the date of this Release for acts or omissions occurring or alledged to have occurred during Employee's employment or other service to IFF Inc., or to enforce the Separation Agreement or any rights under any employee or retirement benefit plan, program or policy of IFF Inc., the Nominee Agreement entered into between the Employee and IFF Inc. on

May 23, 1994, as amended, the Nominee Agreement of this same date (the "2000 Nominee Agreement"), or the Release of this same date under which IFF Inc. is releasing claims, if any, that it may assert against Employee.

     Employee hereby represents that neither he nor anyone acting at his discretion or on his behalf has filed any complaints, charges, claims, demands or lawsuits with respect to any Claim (an "Action") against any Releasee with any governmental agency or any court; that he will not file or pursue any Action at any time hereafter; and that if any such agency or court assumes jurisdiction of any Action, against any Releasee on behalf of Employee, he will request such agency or court to withdraw the matter. If any such Action is filed by the Employee, he further agrees that he will not seek any relief from the Releasees, however that relief might be called, whether reinstatement, back pay, compensatory, punitive or exemplary damages, claims for emotional distress or pain and suffering, or claims for attorneys' fees, reimbursement of expenses or otherwise, on the basis of any such claim. Neither this Release nor the undertaking in this paragraph shall limit Employee from pursuing Claims for the sole purpose of enforcing his rights under the Separation Agreement or the

2000 Nominee Agreement or under any employment or retiree benefit plan or program of IFF Inc.

     For the purpose of implementing a full and complete release and discharge of claims, the Employee expressly acknowledges that this Release is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such claims, including claims for attorney's fees. Employee expressly waives any right to assert after the execution of this Release that any such claim, demand, obligation, or cause of action has, through ignorance or oversight, been omitted from the scope of the Release.

     This Release is made and entered into, and shall be subject to, governed by and interpreted in accordance with the laws of the State of New York and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

     Employee hereby represents that he has been given a period of twenty-one
(21) days to review and consider this Release before signing it. Employee further understands that he may use none or as much of this 21-day period as he wishes prior to signing.

     Employee is advised that he has the right to and should consult with an attorney before signing this Release. Employee understands that whether or not to do so is the Employee's decision. Employee has exercised his right to consult with an attorney to the extent, if any, that he desired.

     Employee may revoke this Release within seven (7) days after he signs it. Revocation can be made by delivering a written notice of revocation to Stephen
A. Block, Senior Vice President, General Counsel and Secretary. IFF Inc., 521 West 57th Street, New York, New York 10019. For such revocation to be effective, written notice must be received by Mr. Block not later than the close of business on the seventh day after the day on which Employee executes this Release. If Employee revokes this Release, it shall not be effective and the Separation Agreement shall be null and void ab initio.

     EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, UNDERSTANDS IT AND IS VOLUNTARILY EXECUTING IT AND THAT NO REPRESENTATIONS, PROMISES OR INDUCEMENTS HAVE BEEN MADE TO EMPLOYEE EXCEPT AS SET FORTH IN THIS RELEASE VOLUNTARILY,

AND THAT HE INTENDS TO BE LEGALLY BOUND BY ITS TERMS, WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

     PLEASE READ THIS RELEASE CAREFULLY. IT COVERS ALL KNOWN AND UNKNOWN CLAIMS INCLUDING CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT.

     Executed at New York, New York on March 9, 2000.


                                             /s/ EUGENE P. GRISANTI
                                             ----------------------
                                                 Eugene P. Grisanti

                                                                     SCHEDULE IV
                                                                     -----------


                                    RELEASE
                                    -------

     KNOW ALL PERSONS BY THESE PRESENTS that International Flavors & Fragrances Inc., a New York corporation with a place of business at 521 West 57th Street, New York, New York 10019 (hereinafter referred to as "IFF Inc."), for itself and all of its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees and agents, for and in consideration of the execution and delivery by Eugene P. Grisanti, of 118 Delafield Island Road, Darien, Connecticut 06820 (hereinafter referred to as "Releasee") of a Separation Agreement dated as of March 1, 2000 (the "Separation Agreement"), DOES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE TO RELEASE, WAIVE AND
FOREVER DISCHARGE, except as otherwise provided in this Release, Releasee from all "Claims", as hereinafter defined, and IFF Inc. waives, releases and covenants not to sue Releasee or to file any lawsuit or any claim with any Federal, state or local administrative agency asserting or in respect of any of such Claims.

     As used in this Release, the term "Claims" means and includes all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, costs, losses and expenses (including attorneys' fees and costs actually incurred) or any nature whatsoever, known or unknown, suspected or unsuspected, which IFF Inc. now has, or claims to have, or which IFF Inc. at any earlier time had, or claimed to have had, or which IFF Inc. at any future time may have, or claim to have, against the Releasee as to any matters relating to or arising out of his employment and/or service on the Board of Directors of IFF Inc. or any subsidiary or affiliate thereof or the termination of such employment or Board of Director service, and occuring or arising on or before the date this Release is executed by IFF Inc. The Claims IFF Inc. is releasing under this Release include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, written or oral.

     IFF Inc. hereby represents that neither it nor anyone acting at its discretion or on its behalf has filed any complaints, charges, claims, demands or lawsuits with respect to any Claim (an "Action") against the Releasee with any governmental agency or any court; that it will not file or pursue any Action at any time hereafter; and that if any such agency or court assumes jurisdiction of any Action against the Releasee on behalf of IFF Inc., IFF Inc.

will request such agency or court to withdraw the matter. Neither this Release nor the undertaking in this paragraph shall limit IFF Inc. from pursuing Claims for the sole purpose of enforcing its rights under the Separation Agreement, the Nominee Agreement of this same date, and the Release of this same date under which the Releasee releases Claims, if any, that he might assert against IFF Inc., or under the Nominee Agreement entered into between the Releasee and IFF Inc. on May 23, 1994.

     For the purpose of implementing a full and complete release and discharge of claims, IFF Inc. expressly acknowledges that this Release is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such claims, including claims for attorney's fees. IFF Inc. expressly waives any right to assert after the execution of this Release that any such claim, demand, obligation, or cause of action has, through ignorance or oversight, been omitted from the scope of the Release.

     This Release is made and entered into, and shall be subject to, governed by and interpreted in accordance with the laws of the State of New York and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

     Executed at New York, New York on March 9, 2000.


                                        INTERNATIONAL FLAVORS &
                                             FRAGRANCES INC.



                                         BY: /s/ STEPHEN A. BLOCK
                                            ------------------------------------
                                                 Stephen A. Block
                                                 Senior Vice-President
                                                 General Counsel and
                                                 Secretary